Exhibit 10.1

STATE OF NORTH CAROLINA

UTILITIES COMMISSION

RALEIGH

DOCKET NO. E-7, SUB 1017

BEFORE THE NORTH CAROLINA UTILITIES COMMISSION

In the Matter of
Investigation Regarding the Approval and	)
Closing of the Business Combination of	)	SETTLEMENT AGREEMENT
Duke Energy Corporation and Progress	)
Energy, Inc.	)

THIS SETTLEMENT AGREEMENT is entered into this 29th day of November, 2012, by and between the Staff of the North Carolina Utilities Commission (Commission Staff), the North Carolina Utilities Commission—Public Staff (Public Staff), and Duke Energy Corporation (collectively, Settling Parties).

I.                                        INVESTIGATION PROCEEDINGS

On April 4, 2011, Duke Energy Corporation (Duke) and Progress Energy, Inc. (Progress), [collectively Applicants], filed an application in Docket Nos. E-2, Sub 998 and E-7, Sub 986 (Merger Dockets), requesting that the North Carolina Utilities Commission (Commission) approve their proposed merger. On the date that the merger application was filed with the Commission, William D. Johnson was President, Chief Executive Officer (CEO) and Chairman of the Progress Board.  James E. Rogers was President, CEO and Chairman of the Duke Board.  In the merger application and in testimony before the Commission by Johnson and Rogers, Duke and Progress represented to the Commission that, effective upon the closing of the merger, Johnson would be the President and CEO of the combined company and Rogers would be the Executive Chairman of the Board of the combined company.

On June 29, 2012, the Commission issued an Order Approving Merger subject to Regulatory Conditions and Code of Conduct (Merger Order), in the Merger Dockets.

On July 2, 2012, Duke and Progress closed the merger transaction.

On July 3, 2012, Duke announced that, following action taken by the Duke Board on July 2, 2012, Rogers would replace Johnson as President and CEO of Duke.  The Commission was not informed by Duke or Progress at any time prior to July 3, 2012, that Rogers would replace Johnson as President and CEO of Duke.

On July 6, 2012, the Commission issued an Order Initiating Investigation and Scheduling Hearing in this docket.  The Order scheduled a hearing before the Commission on July 10, 2012, directed Rogers to appear at the hearing and answer the Commission’s questions.  The Order also directed that Duke and Progress take all necessary actions to preserve all letters, agreements, notes, minutes, memos, emails, and other written and recorded documents and records directly or indirectly relating in any way to the merger, the integration of the two companies and the discussions and decisions to replace Johnson with Rogers as President and CEO of Duke.

On July 6, 2012, the AGO also initiated an investigation regarding the decision to replace Johnson with Rogers as President and CEO of Duke.  Both the AGO and Public Staff have participated as parties to the Commission’s investigation in this docket.

On July 10, 2012, Rogers appeared at a hearing before the Commission and testified regarding the approval and closing of the merger and his replacement of Johnson as the President and CEO of Duke.

On July 12, 2012, the Commission issued an Order Scheduling Hearing and Requiring Production of Documents.  The Order required William D. Johnson, E. Marie McKee and James B. Hyler, Jr. to appear before the Commission on July 19, 2012, and required Ann M. Gray and Michael G. Browning to appear before the Commission on July 20, 2012, to provide testimony addressing the timing of the decision to replace Johnson with Rogers, as well as other related matters.  Further, the Order directed Duke to produce documents specified therein for the Commission’s inspection.

On July 19 and 20, 2012, the Commission retained the law firm of Jenner & Block as outside counsel to assist the Commission Staff in conducting the investigation.  In consultation with the Commission Staff, Jenner & Block has interviewed numerous persons and reviewed thousands of pages of documents.

On August 7 and 21, 2012, Duke and Progress filed a total of 5,964 pages of documents in response to the Commission’s July 12, 2012 Order Scheduling Hearing and Requiring Production of Documents.  However, 5,033 pages were filed by the Applicants under seal as confidential trade secrets.  Therefore, the Commission was unable to make these sealed documents publicly available.

On October 19, 2012, the Commission issued an Order on Public Records Act Requests finding that only 672 pages of the 5,033 pages of documents filed under seal by the Applicants contain trade secret information that is fully exempt from public disclosure under the trade secret exception to the Public Records Act, G.S. §132-1.2.  Of the remaining 4,361 pages, the Commission determined that 2,929 pages contain no trade secret information that is exempt from public disclosure under the Act, and 1,432 pages contain only partial trade secret information that is exempt from public disclosure.  Therefore, the Commission ordered the Applicants to file as public documents the 4,361 pages, or portions thereof, that do not contain trade secrets.

On November 5, 2012 the Applicants filed additional documents with the Commission related to the Commission’s Orders dealing with production of documents as well as other matters.

The Settling Parties desire to resolve all matters and issues involved in the Commission’s investigation and the Merger Dockets without further litigation and expense and to move forward in a positive manner.  It is for that purpose that they enter into this Settlement Agreement.  Further, this Settlement Agreement does not constitute and shall not be construed as an admission or acknowledgement of any illegality or other improper acts by Duke, and Duke expressly denies that it engaged in any illegalities or improper acts.

II.                                   SETTLEMENT AGREEMENT

The Settling Parties agree and stipulate to the following terms and actions.

A.            Duke will maintain at least one thousand (1000) employees, including the President of Duke Energy North Carolina, and the Senior Vice President of Carolinas Delivery Operations, in Raleigh for at least five (5) years from date of this agreement.

B.            Duke will create and maintain a Regulatory Policy and Operations Committee (RPOC) of the Board to meet with and discuss activities and actions with the Commission. Such meetings may be scheduled periodically or at the request of the Commission, the RPOC or the Duke Board. The RPOC will advise the Duke Board on the content of the discussions that it has with the Commission.

C.            Duke will guarantee that Duke’s North Carolina retail ratepayers will receive an additional $25 million in fuel and fuel-related cost savings over and above the amount Duke is obligated to provide pursuant to the Merger Order.

D.            Duke will contribute an additional $5 million to workforce development and low-income assistance in North Carolina on top of the amount provided in the Merger Order.

E.             Duke will defer filing a general rate case by Duke Energy Carolinas, LLC (DEC) in North Carolina until February 2013, with the understanding that DEC will be allowed to defer the depreciation and operating costs of new generation incurred from the commercial operation of such new generation until the effective date of new base rates.  In addition, DEC will be allowed to levelize its nuclear costs over the appropriate refueling cycle.

F.              Duke will retain the former General Counsel of Progress to advise Duke for two (2) years on regulatory and legislative matters in North Carolina.  The person shall advise and consult on a regular basis with Duke’s senior management concerning regulatory and legislative policy issues advanced by the Company before the North Carolina General Assembly and this Commission as well as on methods and procedures for maintaining good relationships with governmental officials in North Carolina.

G.            Duke will employ a new General Counsel on or before December 31, 2012, who may be a legacy Duke executive whose previous service within the Company did not involve participation in any activities in North Carolina related to this merger or the current investigation.

H.           Duke will move its current Executive Vice President Customer Operations into the job of Executive Vice President for Regulated Utilities, and he shall remain in that position until at least December 31, 2013 or until the assumption of duties by a newly named Chairman of the Board and CEO.  The responsibilities for that position shall, without exception, include all the responsibilities currently being handled by the Executive Vice President for Regulated Utilities as those responsibilities existed on November 1, 2012.

I.                Duke will create a CEO and Board Member Search Committee (CEOBM) composed of four (4) legacy Duke and four (4) legacy Progress board members.  The CEOBM shall retain an outside consultant to assist with the recommendation of new Board members to the Board.  One new non-legacy Duke/non-legacy Progress Board member shall be named and elected to the Board on or before April 15, 2013.  This first non-legacy member shall be recommended by the CEOBM as constituted at the time of recommendation. A second new non-legacy Duke/non-legacy Progress Board member shall be recommended and elected to the Board within twelve (12) months from the date of this Settlement Agreement.  The Board member selected by April 15, 2013 shall be named upon election as an additional member of the CEOBM.  The members of the CEOBM shall select a member of the CEOBM to serve as committee chair. With the exception of the recommendation of its ninth non-legacy member, the CEOBM shall make no recommendations to the full Board until all 9 members are in place. The CEOBM may be terminated after its responsibilities set forth herein are completed.

J.                As current Duke board members reach mandatory retirement age of 71 during the next 3 years, consistent with Duke’s current governance principles, those directors will rotate off the Board.  However, it is provided further that the Board term of Dr. James Rhodes may be extended for two (2) years beyond his mandatory retirement age given the needs of the Company’s nuclear generation fleet.

K.           Based on decisions by the Duke Board on July 2, 2012, the Board requested that Jim Rogers continue as both CEO and Board Chair and reverse his announced decision to retire as CEO when the transaction closed (that planned retirement was originally announced in January 2011).  Mr. Rogers accepted the Board’s request.  Mr. Rogers’ contract with the company expires on December 31, 2013.  With his consent and in order to assist with the resolution of these matters, Mr. Rogers has chosen to retire on December 31, 2013, as he originally planned.  As a result of Mr. Rogers’ decision, the company will undertake steps to name a replacement Board Chair, President and CEO. In order to restore the balance originally contemplated by the merger agreement, the Board Chair, President and CEO to be selected or serving on January 1, 2014, or anytime thereafter, shall not have, as of the date of this Agreement, previously served in any of those capacities at either Duke or Progress. The CEOBM shall be responsible for recommending a new Board Chair, President and CEO for Duke for consideration and ultimate approval of the full Board.  It is further agreed that no future Board Member shall be recommended by the CEOBM or the Board for election to the Board who has served in any of those capacities as of the date of this Agreement.  The CEOBM will utilize an outside consultant to assist in those efforts.  The CEOBM will make its best efforts to select a new Board Chair, President and CEO by July 1, 2013, but in no event later than December 31, 2013.

L.             In the event the full Board rejects any recommendations of the CEOBM as addressed in paragraphs I & K, any replacement candidate ultimately selected by the Board must be one initially reviewed and recommended to the Board by the CEOBM.  The final decision will be made by the full Board after the recommendation by the CEOBM.

M.         Duke shall issue a statement of acknowledgement to the Commission that its activities have fallen short of the Commission’s understanding of Duke’s obligations under its regulatory compact that frame the duties for a regulated utility in this state.

N.            Duke will pay all fees and expenses billed by Jenner & Block, and no part of such payments will be charged to Duke’s North Carolina retail ratepayers.

O.            With the exception of payments paid pursuant to paragraph F herein, no part of any amount paid by Duke to William Johnson, John McArthur, Paula Sims, or Mark Mulhern will be charged to Duke’s North Carolina retail ratepayers.

P.              The Settling Parties recommend that the Commission issue such orders within the Commission’s authority as necessary to terminate the investigation and close this docket and the Merger Dockets.  Further, the Settling Parties recommend to the Commission that Jenner & Block discontinue any further activity.

Q.            In the event that the Company fails to comply with any of the provisions contained herein, the current investigation, at the Commission’s sole discretion, may be reopened.

III.                              ENTIRE AGREEMENT

This Settlement Agreement is the product of negotiation and compromise regarding a number of complex factual and legal issues on which the Settling Parties have been unable to reach full agreement.  The Settling Parties stipulate that this Settlement Agreement constitutes the entire agreement between the Settling Parties and that it shall not be amended or modified other than in writing signed by all of the Settling Parties.  Further, if this Settlement Agreement is approved by the Commission, no subsequent amendment or modification of the agreement will be valid or enforceable unless it is approved by the Commission.  This Settlement Agreement and the statement of acknowledgement contained herein should not be construed as an admission of any unlawful activity or improper acts by any party. Each party specifically denies that it has participated in any unlawful activity or other improper acts. By entering this Settlement Agreement, none of the parties waives any defenses it might have in future dockets before this Commission or before any other lawful tribunal, and the Settlement Agreement is not to be viewed as precedent in any future proceedings before this Commission or before any other lawful tribunal.

IV.                               COMMISSION APPROVAL

The Settling Parties agree to recommend that the Commission approve the terms of this Settlement Agreement in full.  The Settling Parties agree that this Settlement Agreement will be presented to the Commission, and they will use their best efforts to support a request for approval of the Settlement Agreement by the Commission.  If this Settlement Agreement is not approved in full by the Commission, the Settling parties stipulate that it shall nevertheless not be considered or cited as having any precedential value.  The Settling Parties further stipulate that this Settlement Agreement shall be null and void if the recommendations made herein are not approved in full by the Commission.

Signed and agreed upon this 29th day of November, 2012.